Exhibit 99.1

   Cascade Natural Gas Corporation Announces Third Quarter Earnings

    SEATTLE--(BUSINESS WIRE)--July 26, 2006--Cascade Natural Gas Corporation (NYSE:CGC) reported a loss of $0.5 million, or $(0.05) per share, for the fiscal third quarter ended June 30, 2006, compared to a loss of $1.1 million, or $(0.10) per share, for the third quarter ended June 30, 2005. Earnings for the nine-month period were $16.5 million, or $1.44 per share, compared to $12.9 million, or $1.14 per share, for the nine months ended June 30, 2005. The per-share earnings represent a 26% improvement for the nine-month period.

    Financial and Operating Highlights

    Operating Margins

    Third quarter total operating margin (revenue minus gas cost and revenue taxes) increased $724,000 compared to the quarter ended June 30, 2005.
    Residential and commercial margins increased by $1.0 million for the quarter. Customer growth at 4.4% contributed $529,000 to margins, while lower average consumption reduced margins by $208,000. In spite of cooler weather, average residential consumption was down, offsetting a slight increase in average commercial customer consumption. Miscellaneous services added $359,000. Changes to the Company's Oregon purchased gas adjustment filing (PGA) last fall, which had the effect of reallocating certain demand charge recoveries within each fiscal year, increased the reported margin by $409,000 when compared to the same quarter in fiscal 2005. This PGA change is not expected to impact full year earnings.
    Margins from sales to electric generation plants, industrial users and non-core services were even with last year. No M-to-M adjustment was recorded in the third quarter of fiscal 2006 as compared to a negative adjustment of $232,000 in the same period in the prior year.
    Operating margins reflect $485,000 in accrued Oregon Earnings Sharing reported this quarter, compared to no sharing reported in the same quarter last year. An April agreement to institute weather and conservation decoupling reduced the target rate of return when sharing is required with Oregon customers.
    Year-to-date operating margin increased $5.0 million. Primary contributors were residential and commercial customer growth, which added $2.7 million and higher consumption per customer adding another $1.9 million. Average consumption for the year-to-date period was 3.8% higher primarily due to colder winter weather. Reductions in incurred Oregon gas costs and miscellaneous services added $1.6 million. Previously reported customer settlements resulted in a $913,000 improvement in electric generation margins. Last year's reversal of Oregon earnings sharing accrued in fiscal 2004, combined with estimated sharing for this year reduced margins by $1.0 million. The Oregon PGA changes reduced year-to-date margins by $824,000.

    Cost of Operations, Interest and Other

    Cost of operations (operating expense, depreciation and amortization, and property and miscellaneous taxes) increased by $458,000 compared to the third quarter of fiscal year 2005. Primary contributors to the higher cost included $317,000 in increased bad debt expense, reduced capitalization of operating costs of $261,000 due to lower capital expenditures and total compensation increasing costs by $226,000.
    During the third quarter, the Company received $716,000 in interest income related to a federal tax refund. This reduced reported interest and other expense for both the quarter and year-to-date.
    Year-to-date cost of operations was down $268,000 reflecting $808,000 in compensation cost reductions and savings of $991,000 in various corporate and administrative areas. These savings were mostly offset by reductions in capitalized operating costs of $1.0 million and $527,000 in increased depreciation.

    Capital Spending and Funding of Operations

    Capital spending during the quarter was $4.4 million compared to $6.0 million in the third quarter of fiscal year 2005. The reduction is primarily attributable to the new investment evaluation process implemented in the first quarter. The new process is designed to assure that all capital spending provides an adequate return or is required for safety or regulatory compliance.
    Year-to-date capital spending was $11.7 million as compared to $21.6 million in fiscal year 2005. Part of the difference was due to $2.2 million of one-time specific system reinforcement expenditures and $1.0 million relating to the completed AMR and call center centralization projects in the first three quarters of fiscal year 2005. The remainder reflects Cascade's new investment evaluation process. Our current expectation is that we will end the year well below our fiscal 2006 capital budget of $22.0 million.
    We have adequate liquidity and borrowing lines to meet our anticipated needs, and estimate that cash flow will be sufficient to support operations, fund capital spending and pay dividends at their current level.

    Other Items

    The Company previously announced its declaration of a regular quarterly cash dividend of $0.24 per common share, payable August 15 to shareholders of record at July 31, 2006.
    On July 9, 2006, the Company issued a joint News Release announcing that the Company had entered into a definitive merger agreement with MDU Resources Group, Inc. Under terms of the agreement, MDU Resources will acquire the Company for $26.50 per share in cash. The completion of the acquisition is subject to the approval of the Company's shareholders and various regulatory authorities. The required approvals are anticipated to be obtained by mid-year 2007.
    During the first two weeks of August, the Company expects to post an investor Q&A section to its Web site, focusing on our pending merger with MDU Resources. We encourage investors and other interested parties to access our site at www.cngc.com to log questions and review our latest updates.
    In addition, the Company is preparing and anticipates filing with the SEC in August a proxy statement for the shareholder vote on the proposed merger. To learn more about the proposed merger shareholders are urged to read the proxy statement once it has been distributed, which is anticipated to be in late August or early September.
    Management is expecting earnings for fiscal year 2006 to be in the range of $1.12 to $1.16. Our outlook assumes average weather for the rest of the fiscal year and excludes fourth quarter costs related to the pending merger.

    Live Webcast

    The Company will host a live webcast to discuss the quarterly results July 27 at 7:30 a.m. Pacific Daylight Time or 10:30 a.m. Eastern Daylight Time. To listen to the call, log on to our Web site, cngc.com and select "Investors," then click the live webcast icon.

    Cascade Natural Gas Corporation is a local distribution company providing natural gas service to approximately 236,000 residential, commercial, and large industrial customers in the states of Washington and Oregon.

    Forward-Looking Statements

    The Company's discussion in this report, or in any information incorporated herein by reference, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, are forward-looking statements, including statements concerning plans, objectives, goals, strategies, and future events or performance. The disclaimers under the caption "Forward-Looking Statements," included in the Company's Quarterly Report on Form 10-Q filed on May 9, 2006, for the quarter ended March 31, 2006, apply in their entirety to all forward-looking statements contained in this report.

    Cascade plans to file a proxy statement and other documents with the Securities and Exchange Commission in connection with the proposed merger with MDU Resources. CASCADE'S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. A definitive proxy statement will be sent to Cascade's shareholders seeking their approval of the transaction. Investors may obtain free copies of these documents when they are available, and other documents filed with the SEC, at the SEC's Web site at www.sec.gov or by directing a request to: Secretary, Cascade Natural Gas Corp., 222 Fairview Ave. N., Seattle, WA 98109.
    Cascade and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Cascade's shareholders with respect to the proposed merger. Information about Cascade's executive officers and directors is set forth in the proxy statement for the Cascade 2006 Annual Meeting of Shareholders, which was filed with the SEC on January 9, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement when it becomes available.


                    Cascade Natural Gas Corporation
     Financial Highlights -- (Thousands, except per-share amounts)
                       Third Quarter Fiscal 2006

                                      Fiscal Year 2006
                       ----------------------------------------------
                                Three Months Ended
                       ------------------------------------   Year
                                                               to
                        Dec 31    Mar 31    Jun 30   Sep 30   Date
                       --------- --------- --------- ------ ---------

Revenues               $158,632  $162,796  $ 76,400         $397,828
Operating Margin         30,791    33,231    18,398           82,421
Cost of Operations       15,042    16,060    16,870           47,973
                        --------  --------  -------- ------  --------

Operating Income (Loss)  15,749    17,171     1,528      -    34,448
Interest and Other        2,972     2,884     2,142            7,997
Income Taxes              4,737     5,301       (87)           9,951
                        --------  --------  -------- ------  --------

Net Income (Loss)      $  8,040  $  8,986  $   (527)        $ 16,500

Common Shares Outstanding:
  End of Period          11,439    11,471    11,499           11,499
  Average                11,428    11,455    11,487           11,456

Earnings (Loss) Per Share
  Basic and diluted    $   0.70  $   0.78  $  (0.05)        $   1.44

Dividends Paid per
 share                 $   0.24  $   0.24  $   0.24         $   0.72

Capital Expenditures
 (net)                 $  3,756  $  4,306  $  4,421         $ 12,483

Book Value Per Share   $  10.88  $  11.40  $  11.14         $  11.14

Market Closing Price   $  19.51  $  19.70  $  21.09         $  21.09

Active Customers (End
 of Period)                 235       238       236              236

Gas Deliveries (Therms):
  Residential &
   Commercial            95,682    97,231    40,346          233,259
  Industrial & Other    230,396   211,874   129,967          572,237

Degree Days
  5-Year Average          2,106     2,299       925            5,330
  Actual                  2,250     2,269       900            5,419

Colder (warmer) than
 5-year avg.                  7%      (1%)      (3%)               2%

Colder (warmer) than
 prior year                  16%        2%       17%              10%



                            Fiscal Year 2005
           -----------------------------------------------------------
                      Three Months Ended
           ---------------------------------------  Year      Year
                                                    ended    to Date
             Dec 31     Mar 31    Jun 30   Sep 30   Sep 30    Jun 30
           ----------- --------- -------- -------- --------- ---------

Revenues   $104,613  $117,711  $ 56,315  $ 47,861  $326,500  $278,638
Operating
 Margin      28,922    30,842    17,674    14,277    91,715    77,437
Cost of
 Operations  15,584    16,245    16,412    17,042    65,283    48,240
            --------  --------  --------  --------  --------  --------

Operating
 Income
 (Loss)      13,338    14,597     1,262    (2,765)   26,432    29,197
Interest and
 Other        2,894     2,976     2,891     2,792    11,553     8,761
Income Taxes  3,812     4,269      (502)   (1,947)    5,632     7,579
            --------  --------  --------  --------  --------  --------

Net Income
 (Loss)    $  6,632  $  7,352  $ (1,127) $ (3,610) $  9,247  $ 12,857

Common Shares
 Outstanding:
  End of
   Period    11,292    11,338    11,384    11,413    11,413    11,384
  Average    11,279    11,312    11,367    11,396    11,339    11,319

Earnings (Loss)
 Per Share
  Basic and
   diluted $   0.59  $   0.65  $  (0.10) $  (0.32) $   0.82  $   1.14

Dividends
 Paid per
 share     $   0.24  $   0.24  $   0.24  $   0.24  $   0.96  $   0.72

Capital
 Expenditures
 (net)     $  7,770  $  7,759  $  6,038  $  6,444  $ 28,011  $ 21,567

Book Value
 Per Share $  10.89  $  11.32  $  10.99  $  10.39  $  10.39  $  10.99

Market
 Closing
 Price     $  21.20  $  19.96  $  20.50  $  21.77  $  21.77  $  20.50

Active
 Customers
 (End of
 Period)        225       228       225       227       227       225

Gas Deliveries
 (Therms):
 Residential &
  Commercial 82,643    92,637    39,632    22,843   237,755   214,912
 Industrial
  & Other   227,779   228,890   176,178   211,305   844,152   632,847

Degree Days
  5-Year
   Average    2,091     2,271       806       212     5,380     5,168
  Actual      1,945     2,230       769       226     5,170     4,944

Colder (warmer)
 than 5-year
 avg.           (7%)      (2%)      (5%)        7%      (4%)      (4%)

Colder (warmer)
 than prior
 year           (8%)      (1%)       16%       15%      (1%)      (1%)


    CONTACT: Cascade Natural Gas Corporation, Seattle
             Rick Davis, 800-786-2528